Exhibit 99.1

DXP Enterprises Announces Fourth Quarter and Fiscal 2018 Results

  Fiscal 2018 sales of $1.2 billion, up 20.8 percent, including 16.1 percent organic growth
  Full year GAAP diluted EPS of $1.94, up 108.6 percent versus fiscal 2017
  Net income of $35.5 million versus $16.8 million compared to fiscal 2017
  $95.8 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”)
  Free cash flow of $29.1 million, including $2.6 million in proceeds from the sale of assets
  Net debt of $208.4 million with $40.3 million in cash on the balance sheet

HOUSTON--(BUSINESS WIRE)--March 7, 2019--DXP Enterprises, Inc. (NASDAQ:DXPE) today announced financial results for the fourth quarter and year ended December 31, 2018. The following are results for the three months and twelve months ended December 31, 2018, compared to the three months and twelve months ended December 31, 2017. A reconciliation of the non-GAAP financial measures can be found in the back of this press release.

Fourth Quarter 2018 financial highlights:

  Sales increased 17.1 percent to $311.0 million, compared to $265.6 million for the fourth quarter of 2017.
  Earnings per diluted share for the fourth quarter was $0.60 based upon 18.4 million diluted shares, compared to $0.36 per share in the fourth quarter of 2017, based on 18.2 million diluted shares.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter was $26.8 million compared to $15.8 million for the fourth quarter of 2017, an increase of 69.3 percent. EBITDA as a percentage of sales was 8.6 percent and 6.0 percent, respectively.

Fiscal Year 2018 financial highlights:

  Sales increased 20.8 percent to $1.2 billion , compared to $1.0 billion for 2017.
  Earnings per diluted share for 2018 of $1.94 based upon 18.4 million diluted shares, compared to $0.93 per share in 2017, based on 18.2 million diluted shares.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the 2018 was $95.8 million compared to $61.7 million for 2017, an increase of 55.2 percent. EBITDA as a percentage of sales was 7.9 percent and 6.1 percent, respectively.

David R. Little, Chairman and CEO commented, “We are pleased with our fourth quarter results which wrapped up a tremendous fiscal 2018. In 2018, we returned to the sales growth we are accustomed to experiencing. This was driven through a combination of strong organic sales from our core, complemented by the acquisition of Application Specialties. This turned into 20.8 percent total sales growth with 16.1 percent organic growth. During the year, we delivered strong sales and EBITDA margin expansion, leading to significant earnings per share. We believe we continue to gain market share in many of our businesses driven by our focus on being fast, convenience, and technical experts for our customers. 'DXPeople you can trust.'

“DXP's fiscal 2018 total sales were $1.2 billion. Fiscal 2018 sales for Innovative Pumping Solutions grew 43.0 percent, Service Centers grew 17.0 percent and Supply Chain Services grew 8.0 percent. DXP produced total EBITDA of $95.8 million growing 55.2 percent over fiscal 2017.

“We continue to expect strong organic sales growth, EBITDA margin enhancement and strong cash flow generation. We are watching our key end markets closely, as the new normal seems to be periodic episodes of volatility as we experienced during the back of 2018. In fiscal 2019, we will build on the positive momentum generated in our business in 2018 and further the execution of our growth strategy, investments in our people and processes and maintain our cost discipline."

Kent Yee, CFO commented, “Fiscal 2018 financial performance reflects the execution of our financial goals and strategy. Total sales and EBITDA grew 20.8 percent and 55.2 percent, respectively. We delivered strong sales growth, operating margin expansion and thus operating leverage of 2.7x and notable free cash flow generation. Our fiscal 2018 diluted earnings per share was $1.94. We are pleased with the fourth quarter and year-end results. Our core business remains sound and continues to rebound and perform well. Our balance sheet is positioned to support the business over the long term. DXP ended the year with $40.3 million in cash on the balance sheet and net debt of $208.4 million. DXP's secured leverage ratio or net debt to EBITDA was 2.2:1.0. We have momentum going to fiscal 2019 and we expect to drive both organic and acquisition driven growth."

We will host a conference call regarding 2018 fourth quarter and year-ended results on the Company’s website (www.dxpe.com) Thursday, March 7, 2019 at 4 pm CST. Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The on-line archived replay will be available immediately after the conference call at www.dxpe.com.

Business Segment financial highlights:

  Service Centers' revenue for the fiscal year was $750.0 million, an increase of 17.0 percent year-over-year with a 10.8 percent operating income margin.
    Revenue for the fourth quarter was $193.3 million, an increase of 15.8 percent year-over-year with a 11.6 percent operating income margin. Organic sales increased 8.4 percent year-over-year.
  Innovative Pumping Solutions’ revenue for the fiscal year was $291.7 million, an increase of 43.0 percent year over year with an 11.6 percent operating income margin.
    Revenue for the fourth quarter was $73.1 million, an increase of 23.0 percent year-over-year with a 13.4 percent operating income margin.
  Supply Chain Services’ revenue for the fiscal year was $174.5 million, an increase of 8.0 percent year-over-year with a 9.3 percent operating margin.
    Revenue for the fourth quarter was $44.5 million, an increase of 13.6 percent year-over-year with a 9.0 percent operating income margin.

Non-GAAP Financial Measures
DXP supplements reporting of net income with non-GAAP measurements, including EBITDA, adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA and free cash flow referred to in this press release are included below under "Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of the Company’s financial covenants under its credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Sales	$311,006	$265,627	$1,216,197	$1,006,782
Cost of sales	224,429	194,460	883,989	735,201
Gross profit	86,577	71,167	332,208	271,581
Selling, general and administrative expenses	66,148	62,680	263,757	238,091
Operating income	20,429	8,487	68,451	33,490
Other (income) expense, net	126	(132)	(1,192)	(456)
Interest expense	4,978	4,481	20,937	17,054
Income before income taxes	15,325	4,138	48,706	16,892
Provision for (benefit from) income taxes	4,223	(2,517)	13,185	363
Net income	11,102	6,655	35,521	16,529
Net income (loss) attributable to NCI*	(20)	1	(111)	(359)
Net income attributable to DXP Enterprises, Inc.	11,122	6,654	35,632	16,888
Preferred stock dividend	22	22	90	90
Net income attributable to common shareholders	$11,100	$6,632	$35,542	$16,798

Diluted earnings per share attributable to DXP Enterprises, Inc.	$0.60	$0.36	$1.94	$0.93

Weighted average common shares and common equivalent shares outstanding	18,410	18,232	18,393	18,240

*NCI represents non-controlling interest

SEGMENT DATA
($ thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Sales	2018	2017	2018	2017
Service Centers	$193,343	$166,951	$750,044	$641,275
Innovative Pumping Solutions	73,137	59,474	291,697	204,030
Supply Chain Services	44,526	39,201	174,456	161,477
Total DXP Sales	$311,006	$265,626	$1,216,197	$1,006,782

	Three Months Ended December 31,		Twelve Months Ended December 31,
Operating Income	2018	2017	2018	2017
Service Centers	$22,366	$15,941	$80,718	$63,250
Innovative Pumping Solutions	9,833	4,321	33,943	11,423
Supply Chain Services	4,008	3,693	16,204	15,451
Total Segment Operating Income	$36,207	$23,955	$130,865	$90,124

Reconciliation of Operating Income for Reportable Segments
($ thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Operating income for reportable segments	$36,207	$23,955	$130,865	$90,124
Adjustment for:
Amortization of intangibles	4,011	4,323	16,586	17,266
Corporate expenses	11,767	11,145	45,828	39,368
Total operating income	$20,429	$8,487	$68,451	$33,490
Interest expense	4,978	4,481	20,937	17,054
Other expense (income), net	126	(132)	(1,192)	(456)
Income before income taxes	$15,325	$4,138	$48,706	$16,892

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of EBITDA and adjusted EBITDA, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Income before income taxes	$15,325	$4,138	$48,706	$16,892
Plus: interest expense	4,978	4,481	20,937	17,054
Plus: depreciation and amortization	6,454	7,188	26,164	27,786
EBITDA	26,757	15,807	95,807	61,732

Plus: NCI loss(gain) before tax	37	(1)	157	577
Plus: Stock compensation expense	526	316	2,549	1,708
Adjusted EBITDA	27,320	16,122	98,513	64,017

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$40,304	$22,047
Restricted Cash	215	3,532
Accounts receivable	191,829	167,272
Inventories	114,830	91,413
Costs and estimated profits in excess of billings	32,514	26,915
Prepaid expenses and other current assets	4,938	5,296
Federal income taxes receivable	960	1,440
Total current assets	$385,590	$317,915
Property and equipment, net	51,330	53,337
Goodwill	194,052	187,591
Other intangible assets	67,207	78,525
Other long-term assets	1,783	1,715
Total assets	$699,962	$639,083

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,407	$3,381
Trade accounts payable	87,407	80,303
Accrued wages and benefits	21,275	18,483
Customer advances	3,223	2,189
Billings in excess of costs and estimated profits	10,696	4,249
Other current liabilities	17,269	16,220
Total current liabilities	$143,277	$124,825
Long-term debt, less unamortized debt issuance costs	236,979	238,643
Other long-term liabilities	2,819	—
Deferred income taxes	8,633	7,069
Total long-term liabilities	$248,431	$245,712
Total Liabilities	$391,708	$370,537
Equity:
Total DXP Enterprises, Inc. equity	$306,848	$267,979
Non-controlling interest	1,406	567
Total Equity	$308,254	$268,546
Total liabilities and equity	$699,962	$639,083

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of free cash flow, a non-GAAP financial measure, to cash flow from operating activities, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net cash provided by operating activities	$25,998	$4,017	$35,840	$12,544
Less: purchase of equipment	1,618	654	9,323	2,811
Plus: proceeds from sales of assets	12	—	2,558	—
Free cash flow	$24,392	$3,363	$29,075	$9,733

CONTACT:
Kent Yee
713-996-4700
Senior Vice President, CFO
www.dxpe.com